Exhibit 5.1

[Letterhead of Snell & Wilmer L.L.P.]

March 6, 2025

Meritage Homes Corporation

18655 North Claret Drive, Suite 400

Scottsdale, Arizona 85255

Each of the subsidiaries of Meritage Homes Corporation listed on Appendix A attached hereto

c/o Meritage Homes Corporation

18655 North Claret Drive, Suite 400

Scottsdale, Arizona 85255

Re:	$500,000,000 Aggregate Principal Amount of 5.650% Senior Notes due 2035
Registration Statement on Form S-3 (File No. 333-279002)

Ladies and Gentlemen:

We are counsel to Meritage Homes Corporation, a Maryland corporation (the “Company”), and the subsidiary guarantors listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-279002), as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (as amended by such Post-Effective Amendment No. 1, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus, dated April 30, 2024 included therein (the “Base Prospectus”), and the final prospectus supplement, dated February 27, 2025, filed with the Commission pursuant to Rule 424(b) of the Securities Act (together with the Base Prospectus, the “Final Prospectus”), in connection with the offering by the Company of $500,000,000 aggregate principal amount of the Company’s 5.650% Senior Notes due 2035 (the “Notes”).

The Notes will be issued pursuant to an indenture, dated March 6, 2025 (the “Base Indenture”), by and among the Company, the Guarantors and Regions Bank, as trustee (the “Trustee”), as amended by a supplemental indenture, dated March 6, 2025 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Company’s obligations under the Notes and the Indenture will be unconditionally guaranteed (the “Guarantees”) on an unsecured senior basis by each of the Guarantors. The Notes have been offered pursuant to an underwriting agreement, dated February 27, 2025 (the “Underwriting Agreement”), among the Company, the Guarantors and the underwriters named therein (the “Underwriters”).

Meritage Homes Corporation

March 6, 2025

We have examined and, with respect to factual matters, relied upon such documents, corporate records, and other instruments as we have deemed necessary for purposes of this opinion. With respect to factual matters, we have also relied upon representations and warranties of the parties to the Underwriting Agreement and certificates delivered under the Underwriting Agreement. We have also examined and, with respect to factual matters, relied upon certificates of good standing for the Company and the Guarantors, and such other certificates of public officials and officers of the Company and its subsidiaries, including the officer’s certificate of Hilla Sferruzza, Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company (the “Officer’s Certificate”), and have made such other investigations as we have deemed relevant and necessary for purposes of this opinion. We have no knowledge contrary to the information contained in such certificates and know of no reason why you or we should not reasonably rely upon the information contained in such certificates.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we advise you that:

1. The Notes, assuming the due authorization, execution, authentication and delivery thereof by the Trustee, when issued and delivered by the Company against payment by the Underwriters in accordance with the terms of the Underwriting Agreement and the Indenture, will be legally binding and valid obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

2. The Guarantees, when the Notes are issued and delivered in accordance with the terms of the Underwriting Agreement and the Indenture, will be legally binding and valid obligations of the Guarantors, enforceable against each of them in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(i)

The opinions expressed above are subject to and may be limited by (a) applicable bankruptcy, insolvency, liquidation, fraudulent conveyance or transfer, moratorium, reorganization or other similar laws affecting creditors’ rights generally; (b) general equitable principles and rules of law governing specific performance, estoppel, waiver, injunctive relief, and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of any court before which a proceeding may be brought; (c) duties and standards of good faith, reasonableness and fair dealing imposed on creditors and parties to contracts; (d) the limitation in certain circumstances of provisions imposing liquidated damages, usury limitations or increases in interest rates upon delinquency in payment or the occurrence of a default; and (e) a court determination that any fees payable pursuant to a provision requiring the payment of attorneys’ fees is reasonable.

Meritage Homes Corporation

March 6, 2025

(ii)

The enforceability of the Notes and Guarantees may also be subject to the effects of (a) an implied covenant of good faith, reasonableness and fair dealing and concepts of materiality, (b) applicable laws and interpretations which may affect the validity and enforceability of certain waivers, procedures, remedies and other provisions of the Notes and Guarantees, which limitations, however, do not, in our opinion, make the remedies provided for therein inadequate for the practical realization of the principal benefits intended to be provided thereby (subject to the other qualifications expressed herein and except for the economic consequences of any judicial, administrative or other procedural delay that may result from such laws or interpretations), and (c) limitations on the enforceability of rights to indemnification under securities laws or regulations or to the extent any indemnification would violate public policy.

(iii)

We express no opinion with respect to the validity and enforceability of indemnification or contribution provisions to the extent they purport to provide indemnity against (or contribution in respect of) any violation by the indemnified party of any state or federal securities laws or regulations, or against the gross negligence, willful misconduct, or illegal acts of the indemnified party, or release such party from the consequences thereof, or with respect to provisions purporting to waive access to legal or equitable remedies or defenses (including proper jurisdiction, venue and forum non conveniens). Further, we express no opinion with respect to the validity or enforceability of any provisions to the extent that they purport to grant any power of attorney.

(iv)

In rendering the opinion in paragraph 1, we have relied upon the opinions of Venable LLP, which are being filed with the Commission as an exhibit to the Form 8-K (as defined below), to the extent such opinions relate to the Company, and our opinions are subject to the qualifications and limitations therein.

(v)

We have assumed: (a) the genuineness of the signatures and the authenticity of documents submitted to us as originals, and the conformity to originals of all documents submitted to us as certified or photostatic copies; (b) that such documents accurately describe the mutual understanding of the parties as to all matters contained therein and that no other agreements or undertakings exist between the parties that would affect the Notes and Guarantees relating to the transactions contemplated by such documents and agreements; (c) the due authorization, execution, and delivery of the documents discussed herein by all parties thereto except the Company and Guarantors, that such documents will be valid and binding upon, and enforceable in accordance with their terms against, all parties thereto except the Company and Guarantors, and that the execution, delivery, and performance of such documents by parties other than the Company and Guarantors will not violate any provision of any charter document, law, rule, regulation, judgment, order, decree, agreement or other document binding upon or applicable to such other parties or their respective assets; (d) the accuracy, completeness, and genuineness of all representations and certifications made to or obtained by us, including those of public officials; (e) the accuracy and completeness of records of the Company and Guarantors; and (f) that no fraud or dishonesty exists with respect to any matters relevant to our opinions.

Meritage Homes Corporation

March 6, 2025

(vi)

For purposes of any statement made in any of the opinions above that is qualified by the phrase “to our knowledge,” “known by us,” or any similar phrase, such qualification means that such statement is based on the actual present knowledge of those attorneys of Snell & Wilmer L.L.P. who are actively involved in the representation of the Company and does not imply a duty of the part of such lawyers to investigate any facts relating thereto.

(vii)	The opinions herein are limited solely to the laws of the States of Arizona, Delaware, Florida, New York and Texas.

(viii)

We have assumed that the result of the application of New York law as specified in the Notes and Guarantees, if applied, will not be contrary to a fundamental policy of the law of any other state with which the parties to the Notes and Guarantees may have material or relevant contact in connection with the actions contemplated by the Notes and Guarantees and as to which there is a materially greater interest in determining an issue of choice of law.

(ix)

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without limiting the foregoing, the opinions expressed in this letter are based upon the law and facts as we understand them in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

(x)

Either the Notes and Guarantees have been made, executed and delivered outside the State of Florida or the Company has filed or will timely file a Florida documentary stamp tax return and has paid or will timely pay the applicable Florida documentary stamp tax.

We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof and incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Final Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Final Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Meritage Homes Corporation

March 6, 2025

This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

SCHEDULE I

GUARANTORS

Subsidiary	Jurisdiction of Incorporation or Formation
1. Meritage Paseo Crossing, LLC	Arizona
2. Meritage Paseo Construction, LLC	Arizona
3. Meritage Homes of Arizona, Inc.	Arizona
4. Meritage Homes Construction, Inc.	Arizona
5. Meritage Homes of Texas Holding, Inc.	Arizona
6. Meritage Homes of California, Inc.	California
7. Meritage Homes of Texas Joint Venture Holding Company, LLC	Texas
8. Meritage Holdings, L.L.C.	Texas
9. Meritage Homes of Nevada, Inc.	Arizona
10. MTH-Cavalier, LLC	Arizona
11. MTH Golf, LLC	Arizona
12. Meritage Homes of Colorado, Inc.	Arizona
13. Meritage Homes of Florida, Inc.	Florida
14. California Urban Homes, LLC	California
15. Meritage Homes of Texas, LLC	Arizona
16. Meritage Homes Operating Company, LLC	Arizona
17. WW Project Seller, LLC	Arizona
18. Meritage Homes of the Carolinas, Inc.	Arizona
19. Carefree Title Agency, Inc.	Texas
20. M&M Fort Myers Holdings, LLC	Delaware
21. Meritage Homes of Florida Realty LLC	Florida
22. Meritage Homes of Tennessee, Inc.	Arizona
23. Meritage Homes of South Carolina, Inc.	Arizona
24. MTH Realty LLC	Arizona
25. Meritage Homes of Georgia, Inc.	Arizona
26. MTH GA Realty LLC	Arizona
27. MTH SC Realty LLC	Arizona
28. MTH Financial Holdings, Inc.	Arizona
29. MLC Holdings, Inc. dba MLC Land Holdings, Inc.	Arizona
30. Meritage Homes of Georgia Realty, LLC	Arizona
31. Meritage Services Company, Inc.	Arizona
32. Meritage Homes of Utah, Inc.	Arizona

Subsidiary	Jurisdiction of Incorporation or Formation
33. Meritage Homes Insurance Agency, Inc.	Arizona
34. Meritage Homes of Alabama, Inc.	Arizona
35. Meritage Homes of Mississippi, Inc.	Arizona